                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*


                                 MEDIMMUNE, INC.
       -----------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock $.01 par value
       -----------------------------------------------------------------
                         (Title of Class of Securities)


                                    584699102
       -----------------------------------------------------------------
                                 (CUSIP Number)


       Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


       *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                        (Continued on following page(s))
                               Page 1 of 14 pages
                                    --   --

       CUSIP No.  584699102        13G               Page  2  of  14  pages
                 ------------                            -----  -----
       -------------------------------------------------------------------
       1.   NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            HealthCare Ventures I, L.P.

       -------------------------------------------------------------------
       2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [ ]
       -------------------------------------------------------------------
       3.   SEC USE ONLY

       -------------------------------------------------------------------
       4.   CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
       -------------------------------------------------------------------
                           5.   SOLE VOTING POWER


                           -----------------------------------------------
        NUMBER OF          6.   SHARED VOTING POWER
          SHARES
       BENEFICIALLY             5,291,430
         OWNED BY          -----------------------------------------------
           EACH            7.   SOLE DISPOSITIVE POWER
        REPORTING
          PERSON
           WITH            -----------------------------------------------
                           8.   SHARED DISPOSITIVE POWER

                                5,291,430
       -------------------------------------------------------------------
       9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,291,430
       -------------------------------------------------------------------
       10. CHECK  BOX IF THE AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
           CERTAIN SHARES*    [ ]


       -------------------------------------------------------------------
       11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             22.4%
       -------------------------------------------------------------------
       12. TYPE OF REPORTING PERSON*

           PN
       -------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

       CUSIP No.  584699102        13G               Page  3  of  14  pages
                 ------------                            -----  -----
       -------------------------------------------------------------------
       1.   NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            HealthCare Partners I, L.P.

       -------------------------------------------------------------------
       2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [ ]
       -------------------------------------------------------------------
       3.   SEC USE ONLY

       -------------------------------------------------------------------
       4.   CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
       -------------------------------------------------------------------
                           5.   SOLE VOTING POWER


                           -----------------------------------------------
        NUMBER OF          6.   SHARED VOTING POWER
          SHARES
       BENEFICIALLY             5,291,430
         OWNED BY          -----------------------------------------------
           EACH            7.   SOLE DISPOSITIVE POWER
        REPORTING
          PERSON
           WITH            -----------------------------------------------
                           8.   SHARED DISPOSITIVE POWER

                                5,291,430
       -------------------------------------------------------------------
       9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,291,430
       -------------------------------------------------------------------
       10. CHECK  BOX IF THE AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
           CERTAIN SHARES*    [ ]


       -------------------------------------------------------------------
       11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             22.4%
       -------------------------------------------------------------------
       12. TYPE OF REPORTING PERSON*

           PN
       -------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

       CUSIP No.  584699102        13G               Page  4  of  14  pages
                 ------------                            -----  -----
       -------------------------------------------------------------------
       1.   NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            HealthCare Ventures II, L.P.

       -------------------------------------------------------------------
       2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [ ]
       -------------------------------------------------------------------
       3.   SEC USE ONLY

       -------------------------------------------------------------------
       4.   CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
       -------------------------------------------------------------------
                           5.   SOLE VOTING POWER


                           -----------------------------------------------
        NUMBER OF          6.   SHARED VOTING POWER
          SHARES
       BENEFICIALLY             654,677
         OWNED BY          -----------------------------------------------
           EACH            7.   SOLE DISPOSITIVE POWER
        REPORTING
          PERSON
           WITH            -----------------------------------------------
                           8.   SHARED DISPOSITIVE POWER

                                654,677
       -------------------------------------------------------------------
       9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            654,677
       -------------------------------------------------------------------
       10. CHECK  BOX IF THE AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
           CERTAIN SHARES*    [ ]


       -------------------------------------------------------------------
       11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             3.0%
       -------------------------------------------------------------------
       12. TYPE OF REPORTING PERSON*

           PN
       -------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

       CUSIP No.  584699102        13G               Page  5  of  14  pages
                 ------------                            -----  -----
       -------------------------------------------------------------------
       1.   NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            HealthCare Partners II, L.P.

       -------------------------------------------------------------------
       2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [ ]
       -------------------------------------------------------------------
       3.   SEC USE ONLY

       -------------------------------------------------------------------
       4.   CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
       -------------------------------------------------------------------
                           5.   SOLE VOTING POWER


                           -----------------------------------------------
        NUMBER OF          6.   SHARED VOTING POWER
          SHARES
       BENEFICIALLY             654,677
         OWNED BY          -----------------------------------------------
           EACH            7.   SOLE DISPOSITIVE POWER
        REPORTING
          PERSON
           WITH            -----------------------------------------------
                           8.   SHARED DISPOSITIVE POWER

                                654,677
       -------------------------------------------------------------------
       9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            654,677
       -------------------------------------------------------------------
       10. CHECK  BOX IF THE AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
           CERTAIN SHARES*    [ ]


       -------------------------------------------------------------------
       11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             3.0%
       -------------------------------------------------------------------
       12. TYPE OF REPORTING PERSON*

           PN
       -------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

       CUSIP No.  584699102        13G               Page  6  of  14  pages
                 ------------                            -----  -----
       -------------------------------------------------------------------
       1.   NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            James H. Cavanaugh, Ph.D.

       -------------------------------------------------------------------
       2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [ ]
       -------------------------------------------------------------------
       3.   SEC USE ONLY

       -------------------------------------------------------------------
       4.   CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
       -------------------------------------------------------------------
                           5.   SOLE VOTING POWER


                           -----------------------------------------------
        NUMBER OF          6.   SHARED VOTING POWER
          SHARES
       BENEFICIALLY             5,946,107
         OWNED BY          -----------------------------------------------
           EACH            7.   SOLE DISPOSITIVE POWER
        REPORTING
          PERSON
           WITH            -----------------------------------------------
                           8.   SHARED DISPOSITIVE POWER

                                5,946,107
       -------------------------------------------------------------------
       9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,946,107
       -------------------------------------------------------------------
       10. CHECK  BOX IF THE AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
           CERTAIN SHARES*    [ ]


       -------------------------------------------------------------------
       11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             25.2%
       -------------------------------------------------------------------
       12. TYPE OF REPORTING PERSON*

           IN
       -------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

       CUSIP No.  584699102        13G               Page  7  of  14  pages
                 ------------                            -----  -----
       -------------------------------------------------------------------
       1.   NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Harold R. Werner

       -------------------------------------------------------------------
       2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [ ]
       -------------------------------------------------------------------
       3.   SEC USE ONLY

       -------------------------------------------------------------------
       4.   CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
       -------------------------------------------------------------------
                           5.   SOLE VOTING POWER


                           -----------------------------------------------
        NUMBER OF          6.   SHARED VOTING POWER
          SHARES
       BENEFICIALLY             5,946,107
         OWNED BY          -----------------------------------------------
           EACH            7.   SOLE DISPOSITIVE POWER
        REPORTING
          PERSON
           WITH            -----------------------------------------------
                           8.   SHARED DISPOSITIVE POWER

                                5,946,107
       -------------------------------------------------------------------
       9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,946,107
       -------------------------------------------------------------------
       10. CHECK  BOX IF THE AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
           CERTAIN SHARES*    [ ]


       -------------------------------------------------------------------
       11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             25.2%
       -------------------------------------------------------------------
       12. TYPE OF REPORTING PERSON*

           IN
       -------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

       CUSIP No.  584699102        13G               Page  8  of  14  pages
                 ------------                            -----  -----
       -------------------------------------------------------------------
       1.   NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            John W. Littlechild

       -------------------------------------------------------------------
       2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [ ]
       -------------------------------------------------------------------
       3.   SEC USE ONLY

       -------------------------------------------------------------------
       4.   CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
       -------------------------------------------------------------------
                           5.   SOLE VOTING POWER


                           -----------------------------------------------
        NUMBER OF          6.   SHARED VOTING POWER
          SHARES
       BENEFICIALLY             5,946,107
         OWNED BY          -----------------------------------------------
           EACH            7.   SOLE DISPOSITIVE POWER
        REPORTING
          PERSON
           WITH            -----------------------------------------------
                           8.   SHARED DISPOSITIVE POWER

                                5,946,107
       -------------------------------------------------------------------
       9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,946,107
       -------------------------------------------------------------------
       10. CHECK  BOX IF THE AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
           CERTAIN SHARES*    [ ]


       -------------------------------------------------------------------
       11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             25.2%
       -------------------------------------------------------------------
       12. TYPE OF REPORTING PERSON*

           IN
       -------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

       CUSIP No.  584699102        13G               Page  9  of  14  pages
                 ------------                            -----  -----
       -------------------------------------------------------------------
       1.   NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           William Crouse

       -------------------------------------------------------------------
       2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) [ ]
                                                                 (b) [ ]
       -------------------------------------------------------------------
       3.   SEC USE ONLY

       -------------------------------------------------------------------
       4.   CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
       -------------------------------------------------------------------
                           5.   SOLE VOTING POWER


                           -----------------------------------------------
        NUMBER OF          6.   SHARED VOTING POWER
          SHARES
       BENEFICIALLY             5,946,107
         OWNED BY          -----------------------------------------------
           EACH            7.   SOLE DISPOSITIVE POWER
        REPORTING
          PERSON
           WITH            -----------------------------------------------
                           8.   SHARED DISPOSITIVE POWER

                                5,946,107
       -------------------------------------------------------------------
       9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,946,107
       -------------------------------------------------------------------
       10. CHECK  BOX IF THE AGGREGATE  AMOUNT  IN  ROW  (9)  EXCLUDES
           CERTAIN SHARES*    [ ]


       -------------------------------------------------------------------
       11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             25.2%
       -------------------------------------------------------------------
       12. TYPE OF REPORTING PERSON*

           IN
       -------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                      Page  10  of  14  pages
                                                           -----  -----


Item 1.

         (a)      Name of Issuer:

                  MedImmune, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  35 West Watkins Mill Road
                  Gaithersburg, Maryland  20878

Item 2.

         (a)      Name of Person Filing:

                  HealthCare Ventures I, L.P. ("HCV I"), HealthCare Partners I, L.P. ("HCP I"), HealthCare Ventures II, L.P. ("HCV II"), HealthCare Partners II, L.P. ("HCP II"), Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse. See attached Exhibit A which is a copy of their agreement in writing to file this statement on behalf of each of them.(1)

         (b)      Address of Principal Business Office or, if none, Residence:

                  The business address for HCV I, HCP I, HCV II, HCP II, Dr. Cavanaugh, and Messrs. Werner and Crouse is Twin Towers at Metro Park, 379 Thornall Street, Edison, New Jersey 08837. The business address for Mr. Littlechild is One Kendall Square, Building 300, Cambridge, Massachusetts 02139.

         (c)      Citizenship:

                  HCV I, HCP I, HCV II and HCP II are limited partnerships organized under the laws of the State of Delaware. Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are each United States citizens.

         (d)      Title of Class of Securities:

                  Common Stock, par value $.01 ("Shares").

--------
 (1) Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse are general partners of HCP I and HCP II, which are the general partners of HCV I and HCV II, respectively, the record holder of Issuer's securities.

                                                      Page  11  of  14  pages
                                                          -----  -----


         (e)      CUSIP Number:

                  584699102

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Inapplicable.

Item 4.           Ownership.

         (a)      Amount Beneficially Owned:

                  As of December 31, 1996: HCV I and HCP I beneficially owned 5,291,430 Shares of the Issuer's securities, consisting of 3,353,590 Shares of Issuer's Common Stock and immediately exercisable warrants to purchase 1,937,840 Shares of Issuer's Common Stock; HCV II and HCP II beneficially owned 654,677 Shares of Issuer's Common Stock; and Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse beneficially owned 5,946,107 Shares of Issuer's securities, consisting of 4,008,267 Shares of Issuer's Common Stock and immediately exercisable warrants to purchase 1,937,840 Shares of Issuer's Common Stock.

         (b)      Percent of Class:

                  As of December 31, 1996: the 5,291,430 Shares of Issuer's securities beneficially owned by HCV I and HCP I constitute 22.4% of Issuer's Shares outstanding; the 654,677 Shares of Issuer's securities beneficially owned by HCV II and HCP II constitute 3.0% of Issuer's Shares outstanding; and the 5,946,107 Shares of Issuer's securities beneficially owned by Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse constitute 25.2% of Issuer's Shares outstanding.

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or to direct the vote:

                           Inapplicable.

                  (ii) shared power to vote or to direct the vote: HCV I, HCP I, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or direct the vote of those shares owned by HCV I.

                                                      Page  12  of  14  pages
                                                           -----  -----


                           HCV II, HCP II, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to vote or to direct the vote of those shares owned by HCV II.

                  (iii) sole power to dispose or to direct the disposition of:

                           Inapplicable.

                  (iv) shared power to dispose of or to direct the disposition of: HCV I, HCP I, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or direct the disposition of those shares owned by HCV I.

                           HCV II, HCP II, Dr. Cavanaugh and Messrs. Werner, Littlechild and Crouse share the power to dispose of or to direct the disposition of those shares owned by HCV II.

Item 5.           Ownership of Five Percent or less of a Class:

                  Inapplicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  Inapplicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  Inapplicable.

Item 8.           Identification and Classification of Members of the Group:

                  Inapplicable.

Item 9.           Notice of Dissolution of Group:

                  Inapplicable.

Item 10.          Certification:

                  Inapplicable.

                                                      Page  13  of  14  pages
                                                           -----  -----

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 13, 1997                  HealthCare Ventures I, L.P.,
            Edison, New Jersey              by its General Partner, HealthCare
                                                    Partners I, L.P.

                                           By:      /s/ Jeffrey Steinberg
                                                  ----------------------------
                                                        Administrative Partner

Dated:  February 13, 1997                  HealthCare Partners I, L.P.
            Edison, New Jersey

                                           By:       /s/ Jeffrey Steinberg
                                                  ----------------------------
                                                       Administrative Partner

Dated:  February 13, 1997                  HealthCare Ventures II, L.P.,
            Edison, New Jersey              by its General Partner, HealthCare
                                                    Partners II, L.P.

                                           By:      /s/ Jeffrey Steinberg
                                                  ----------------------------
                                                       Administrative Partner

Dated:  February 13, 1997                  HealthCare Partners II, L.P.
            Edison, New Jersey

                                           By:       /s/ Jeffrey Steinberg
                                                  ----------------------------
                                                       Administrative Partner

Dated:  February 13, 1997                  By:       /s/ Jeffrey Steinberg as Attorney-in-Fact
            Edison, New Jersey                    ----------------------------
                                                    James H. Cavanaugh, Ph.D.

Dated:  February 13, 1997                  By:       /s/ Jeffrey Steinberg as Attorney-in-Fact
            Edison, New Jersey                    ----------------------------
                                                        Harold R. Werner

Dated:  February 13, 1997                  By:       /s/ Jeffrey Steinberg as Attorney-in-Fact
            Cambridge, Massachusetts              ----------------------------
                                                      John W. Littlechild

Dated:  February 13, 1997                  By:       /s/ Jeffrey Steinberg as Attorney-in-Fact
            Edison, New Jersey                    ----------------------------
                                                          William Crouse

                                                      Page  14  of  14  pages
                                                           -----  -----


                                    EXHIBIT A

                                    AGREEMENT

                          JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree to jointly prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned's ownership of securities of MedImmune, Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated:  February 13, 1997                 HealthCare Ventures I, L.P.,
            Edison, New Jersey             by its General Partner, HealthCare
                                                   Partners I, L.P.

                                          By:      /s/ Jeffrey Steinberg
                                                ------------------------------
                                                       Administrative Partner

Dated:  February 13, 1997                 HealthCare Partners I, L.P.
            Edison, New Jersey
                                          By:       /s/ Jeffrey Steinberg
                                                ------------------------------
                                                      Administrative Partner

Dated:  February 13, 1997                 HealthCare Ventures II, L.P.,
            Edison, New Jersey            by its General Partner, HealthCare
                                                   Partners II, L.P.

                                          By:       /s/ Jeffrey Steinberg
                                                ------------------------------
                                                      Administrative Partner

Dated:  February 13, 1997                 HealthCare Partners II, L.P.
            Edison, New Jersey
                                          By:       /s/ Jeffrey Steinberg
                                                ------------------------------
                                                      Administrative Partner

Dated:  February 13, 1997                 By:       /s/ Jeffrey Steinberg as Attorney-in-Fact
            Edison, New Jersey                  ------------------------------
                                                   James H. Cavanaugh, Ph.D.

Dated:  February 13, 1997                 By:       /s/ Jeffrey Steinberg as Attorney-in-Fact
            Edison, New Jersey                  -----------------------------
                                                       Harold R. Werner

Dated:  February 13, 1997                 By:       /s/ Jeffrey Steinberg as Attorney-in-Fact
             Cambridge, Massachusetts           -----------------------------
                                                     John W. Littlechild

Dated:  February 13, 1997                 By:       /s/ Jeffrey Steinberg as Attorney-in-Fact
            Edison, New Jersey                  -----------------------------
                                                        William Crouse